UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 1)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

NVIDIA CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

OPTIONS TO PURCHASE COMMON STOCK

par value $.001 per share

(Title of Class of Securities)

67066G 10 4

(CUSIP Number of Class of Securities of Underlying Common Stock)

Jen-Hsun Huang

President and Chief Executive Officer

NVIDIA Corporation

2701 San Tomas Expressway

Santa Clara, California 95050

(408) 486-2000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

David M. Shannon, Esq. NVIDIA Corporation 2701 San Tomas Expressway Santa Clara, California 95050 (408) 486-2000	Scott P. Spector, Esq. William L. Hughes, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500

CALCULATION OF FILING FEE

Transaction valuation*	Amount of filing fee**
$91,449,704	$3,594

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 33,109,990 shares of Common Stock of NVIDIA Corporation will be purchased pursuant to this offer for an aggregate cash value of $91,449,704. The actual transaction value will be based on the number of options tendered, if any, which may result in a lower aggregate amount.
**	$39.30 per $1,000,000 of the aggregate offering amount pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory No. 6 for fiscal year 2008.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $3,594	Filing Party: NVIDIA Corporation
Form or Registration Number: 005-56649	Date Filed: February 11, 2009

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

CUSIP NO. 67066G 10 4

SCHEDULE TO

(Amendment No. 1)

This Amendment No. 1 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2009 in connection with NVIDIA Corporation’s (the “Company”) offer to purchase currently outstanding options having an exercise price equal to or greater than $17.50 per share and granted under the Company’s 2007 Equity Incentive Plan, 2000 Nonstatutory Equity Incentive Plan, or 1998 Equity Incentive Plan, or granted under the PortalPlayer, Inc. Amended and Restated 2004 Stock Incentive Plan and PortalPlayer, Inc. 1999 Stock Option Plan and assumed by the Company in connection with its acquisition of PortalPlayer, Inc. (the “Offer”). Except as amended and supplemented hereby, all terms of the Offer and all disclosure set forth in the Schedule TO and the exhibits thereto remain unchanged.

ITEM 12.	EXHIBITS.

Item 12 of the Schedule TO is hereby amended and supplemented to add the following exhibit:

99.(a)(1)(AD)            Transcript of Portions of Company Meeting Held on February 11, 2009.

SCHEDULE TO

(Amendment No. 1)

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2009

NVIDIA CORPORATION

By:	/s/ Marvin D. Burkett
Marvin D. Burkett
Chief Financial Officer

SCHEDULE TO

(Amendment No. 1)

INDEX OF EXHIBITS

Exhibit Number	Description
99.(a)(1)(A)*	Offer to Purchase Outstanding Common Stock Options Having an Exercise Price Equal to or Greater than $17.50 per Share, dated February 11, 2009

99.(a)(1)(B)*	E-mail to All Employees Announcing Offer to Purchase

99.(a)(1)(C)*	Form of E-mail to Eligible Employees Announcing Offer to Purchase

99.(a)(1)(D)*	Form of Summary of Terms

99.(a)(1)(E)*	Form of Paper Election Form

99.(a)(1)(F)*	Form of Paper Change/Withdrawal Form

99.(a)(1)(G)*	Form of Election Confirmation Email

99.(a)(1)(H)*	Form of E-mail Reminder to Employees

99.(a)(1)(I)*	Screen Shots of NVIDIA Offer Website

99.(a)(1)(J)*	Press Release dated February 11, 2009

99.(a)(1)(K)*	Screen Shots of NVIDIA Intranet Website

99.(a)(1)(L)*	Company Meeting Powerpoint Presentation

99.(a)(1)(M)*	Offer to Purchase Powerpoint Presentation

99.(a)(1)(N)	NVIDIA Corporation’s Annual Report on Form 10-K, for its fiscal year ended January 27, 2008, filed with the Securities and Exchange Commission on March 21, 2008, and incorporated herein by reference.

99.(a)(1)(O)	NVIDIA Corporation’s Definitive Proxy Statement on Schedule 14-A filed with the Securities and Exchange Commission on May 25, 2008, and incorporated herein by reference.

99.(a)(1)(P)	NVIDIA Corporation’s Quarterly Report on Form 10-Q, for its first fiscal quarter ended April 27, 2008, filed with the Securities and Exchange Commission on May 22, 2008, and incorporated herein by reference.

99.(a)(1)(Q)	NVIDIA Corporation’s Quarterly Report on Form 10-Q, for its second fiscal quarter ended July 27, 2008, filed with the Securities and Exchange Commission on August 21, 2008, and incorporated herein by reference.

99.(a)(1)(R)	NVIDIA Corporation’s Quarterly Report on Form 10-Q, for its third fiscal quarter ended October 26, 2008, filed with the Securities and Exchange Commission on December 2, 2008, and incorporated herein by reference.

99.(a)(1)(S)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 27, 2008, and incorporated herein by reference.

99.(a)(1)(T)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2008, and incorporated herein by reference.

Exhibit Number	Description
99.(a)(1)(U)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2008, and incorporated herein by reference.

99.(a)(1)(V)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2008, and incorporated herein by reference.

99.(a)(1)(W)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008, and incorporated herein by reference.

99.(a)(1)(X)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2008, and incorporated herein by reference.

99.(a)(1)(Y)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2008, and incorporated herein by reference.

99.(a)(1)(Z)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2008, and incorporated herein by reference.

99.(a)(1)(AA)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2008, and incorporated herein by reference.

99.(a)(1)(AB)	NVIDIA Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2009, and incorporated herein by reference.

99.(a)(1)(AC)	The description of the Company’s common stock which is contained in the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 12, 1999, including any other amendment or report filed for the purpose of updating such description, and incorporated herein by reference.

99.(a)(1)(AD)	Transcript of Portions of Company Meeting Held on February 11, 2009.

99.(b)	Not applicable.

99.(c)	Not applicable.

99.(d)(1)(A)	NVIDIA Corporation 2007 Equity Incentive Plan, as amended (incorporated herein by reference to the indicated exhibit in its Current Report on Form 8-K (No. 0-23985), filed with the Securities and Exchange Commission on June 27, 2007).

99.(d)(1)(B)	NVIDIA Corporation’s 2000 Nonstatutory Equity Incentive Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Schedule TO Amendment No. 1 (No. 005-56649), filed with the Securities and Exchange Commission on November 29, 2006).

99.(d)(1)(C)	NVIDIA Corporation’s 1998 Equity Incentive Plan, as amended (incorporated herein by reference to the indicated exhibit in its Current Report on Form 8-K (No. 0-23985), filed with the Securities and Exchange Commission on March 13, 2006).

99.(d)(1)(D)	PortalPlayer, Inc. Amended and Restated 2004 Stock Incentive Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-140021), filed with the Securities and Exchange Commission on January 16, 2007).

99.(d)(1)(E)	PortalPlayer, Inc. 1999 Stock Option Plan and Form of Agreements thereunder (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-140021), filed with the Securities and Exchange Commission on January 16, 2007).

99.(d)(1)(F)	NVIDIA Corporation’s 1998 Equity Incentive Plan ISO, as amended (incorporated herein by reference to the indicated exhibit in its Quarterly Report on Form 10-Q for its third fiscal quarter ended October 24, 2004
(No. 0-23985), filed with the Securities and Exchange Commission on November 22, 2004).

Exhibit Number	Description
99.(d)(1)(G)	NVIDIA Corporation’s 1998 Equity Incentive Plan NSO, as amended (incorporated herein by reference to the indicated exhibit in its Quarterly Report on Form 10-Q for its third fiscal quarter ended October 24, 2004
(No. 0-23985), filed with the Securities and Exchange Commission on November 22, 2004).

99.(d)(1)(H)	NVIDIA Corporation’s 2007 Equity Incentive Plan – Non Statutory Stock Option (incorporated herein by reference to the indicated exhibit in its Quarterly Report on Form 10-Q for its second fiscal quarter ended July 29, 2007 (No. 0-23985), filed with the Securities and Exchange Commission on August 22, 2007).

99.(d)(1)(I)	NVIDIA Corporation’s 2007 Equity Incentive Plan – Incentive Stock Option (incorporated herein by reference to the indicated exhibit in its Quarterly Report on Form 10-Q for its second fiscal quarter ended July 29, 2007
(No. 0-23985), filed with the Securities and Exchange Commission on August 22, 2007).

99.(e)	Not applicable.

99.(f)	Not applicable.

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed as an exhibit to the Schedule TO filed with the SEC on February 11, 2009